Exhibit 99.0

News Release	Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102-3777 www.prudential.com

For Immediate Release	Contact:	Gabrielle Shanin
February 8, 2006		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2005 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $3.219 billion ($6.34 per Common share) for the year ended December 31, 2005, compared to $1.674 billion ($3.31 per Common share) for 2004. After-tax adjusted operating income for the Financial Services Businesses was $2.432 billion ($4.83 per Common share) for 2005, compared to $1.836 billion ($3.61 per Common share) for 2004.

For the fourth quarter of 2005, net income for the Financial Services Businesses amounted to $377 million (78 cents per Common share) compared to $317 million (64 cents per Common share) for the fourth quarter of 2004. After-tax adjusted operating income for the Financial Services Businesses for the fourth quarter of 2005 amounted to $524 million ($1.06 per Common share), including pre-tax expenses of $267 million related to obligations and costs we retained in connection with businesses contributed to the retail securities brokerage joint venture with Wachovia. These expenses had an impact on earnings per share of approximately 40 cents. These current quarter expenses primarily reflect an increase in our accrual for estimated settlement costs related to market timing issues, now under active negotiations with state and federal authorities. For the fourth quarter of 2004, after-tax adjusted operating income was $488 million (96 cents per Common share). All financial information in this document, including the attached tables, is unaudited.

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“The fourth quarter brought to a close Prudential’s first four years as a public company. Our strong results for 2005 exceeded the challenging financial goals we set for the year, and we begin the new year confident that the company’s prospects remain bright. Two major acquisitions from earlier years are enhancing our position in the important retirement and savings market. Strong sales in our annuities business, driven by expanded product offerings and distribution, reflect improved competitiveness and have led to excellent results. In our retirement business, now that integration of the business we acquired from CIGNA is nearing completion, we’ve begun to invest in expansion of our full service retirement capabilities. The company’s other businesses are also performing well. Domestic protection businesses – Individual Life and Group Insurance – and the Asset Management business all achieved best-ever annual results. Our International businesses had an exceptional year, reflecting business growth and the contribution of the Aoba Life business we acquired late in 2004, as well as recent actions we’ve taken to enhance investment returns,” said Chairman and CEO Arthur F. Ryan.

“With our mix of domestic and international businesses in markets where we see growth opportunities, complementary and expanding distribution, and a strong capital position, we believe we are well positioned to achieve our longer-term goals. For the year 2006, we continue to believe that Prudential Financial will achieve Common Stock earnings per share in the range of $5.40 to $5.60, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation in the S&P 500 index of 8 percent for the year,” Ryan said. The 2006 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements” below.

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Adjusted operating income excludes “Realized investment gains (losses), net” (other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments) and related charges and adjustments, and results from divested businesses. In addition, recorded changes in asset values that will ultimately accrue to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income. Income taxes applicable to adjusted operating income, for the year ended December 31, 2005, does not include a benefit of $692 million during the third quarter from reduction of tax liabilities in connection with the completion of IRS examinations of the company’s tax returns for the years 1997 through 2001. Adjusted operating income also excludes discontinued operations and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under generally accepted accounting principles (GAAP).

The company acquired the retirement business of CIGNA Corporation on April 1, 2004. Results of the Financial Services Businesses include the results of this business from the date of acquisition. Results of the Financial Services Businesses for the fourth quarter of 2005 benefited from the acquisition, on November 1, 2004, of Aoba Life, a Japanese life insurance company.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of

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adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $365 million for the fourth quarter of 2005, an increase of $68 million from $297 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $285 million for the current quarter, compared to $243 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $142 million in the current quarter, a $38 million increase from the year-ago quarter. Current quarter results benefited from lower expenses, reflecting earlier actions to reduce staffing and occupancy costs, while results for the year-ago quarter included implementation costs associated with those actions. The segment’s individual annuity business reported adjusted operating income of $143 million in the current quarter, a $4 million increase from the year-ago quarter. Current quarter results benefited $30 million from a reduction in amortization of deferred policy acquisition and other costs together with a decrease in our reserve for guaranteed minimum benefits, while results for the year-ago quarter benefited $44 million from a reduction in amortization of deferred policy acquisition costs, in each case reflecting our increased estimate of profitability for annuity products. Excluding the effect of these items, adjusted operating income from the segment’s individual annuity business increased $18 million from the year-ago quarter, reflecting higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $80 million in the current quarter, a $26 million increase from the year-ago quarter, reflecting lower expenses primarily relating to legal and regulatory costs in the year-ago quarter as well as an increased contribution from investment results.

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The Investment division reported a loss, on an adjusted operating income basis, of $4 million in the fourth quarter of 2005, compared to adjusted operating income of $111 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $91 million for the current quarter, compared to $96 million in the year-ago quarter. Increased expenses in the current quarter, including costs incurred to expand distribution and client servicing capabilities of the segment’s full service retirement business, more than offset a decrease in transition costs associated with integration of the retirement business acquired from CIGNA. These transition costs amounted to $8 million in the current quarter and $21 million in the year-ago quarter. The Asset Management segment reported adjusted operating income of $109 million for the current quarter, an increase of $19 million from the year-ago quarter. Current quarter results benefited from greater asset-based fees in our investment management and advisory services operation. Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported a loss, on an adjusted operating income basis, of $204 million for the current quarter compared to a loss of $75 million in the year-ago quarter. Our 38% share of the venture’s results resulted in adjusted operating income of $61 million for the current quarter, compared to $54 million in the year-ago quarter before transition costs, reflecting increased fee income and a lower level of operating expenses. However, current quarter results also include expenses of $267 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, primarily to increase an accrual for estimated settlement costs related to market timing issues now under active negotiation with state and federal authorities. There were no transition costs in the current quarter as the business integration is complete. The loss reported for the year-ago quarter included absorption of $67 million of transition costs and $70 million related to the obligations and costs we retained.

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The International Insurance and Investments division reported adjusted operating income of $378 million for the fourth quarter of 2005, an increase of $125 million from $253 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $340 million for the current quarter, compared to $219 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life increased $103 million to $229 million in the current quarter. Current quarter results benefited $44 million from investment income associated with a single joint venture, but incurred expenses that are estimated to exceed an average level associated with current business volume by approximately $20 million. In addition, adjusted operating income benefited from a favorable impact of $7 million, versus the year-ago quarter, from foreign currency exchange rates. Results for the year-ago quarter included an $11 million charge from adjustments to our calculation of income on certain investments. The remainder of the increase reflected continued business growth in our Life Planner operations and a contribution to current quarter results from the business of Aoba Life, which was acquired by the company on November 1, 2004 and integrated with our existing Japanese insurance operations during the first quarter of 2005, and increased investment income spreads. The segment’s Gibraltar Life operations reported adjusted operating income of $111 million for the current quarter, an increase of $18 million from the year-ago quarter. Current quarter results benefited from increased investment income margins and a favorable impact of $6 million from foreign currency exchange rates, versus the year-ago quarter, but incurred expenses that are estimated to exceed an average level associated with current business volume by approximately $15 million. Current quarter expenses in the segment’s Life Planner and Gibraltar Life operations reflect costs associated with improvement of data processing and client servicing capabilities, and advertising campaigns during the quarter. The International Investments segment reported adjusted operating income of $38 million for the current quarter, compared to $34 million in the year-ago quarter.

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Corporate and Other operations resulted in adjusted operating income of $75 million in the fourth quarter of 2005, compared to $26 million in the year-ago quarter. Current quarter results benefited from lower expenses, including a reversal of $30 million recorded in earlier periods, while results for the year-ago quarter included a $26 million charge for obligations retained under contractual settlements related to prior individual life sales practices remediation.

Assets under management amounted to $532 billion at December 31, 2005, compared to $500 billion a year earlier.

Net income of the Financial Services Businesses for the fourth quarter of 2005 amounted to $377 million, compared to $317 million in the year-ago quarter. Current quarter net income reflects pre-tax increases of $8 million in recorded asset values and $34 million in recorded liabilities pertaining to contracts, primarily in our Retirement segment, representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments. Net income for the fourth quarter also includes a $45 million loss from divested businesses, primarily related to Canadian individual life insurance business written prior to the company’s demutualization, and $1 million of net realized investment losses and related charges and adjustments, in each case before income taxes.

Net realized investment losses in the current quarter include $53 million of losses from impairments and sales of credit-impaired securities. At December 31, 2005, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $617 million, including $532 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $529 million at year-end 2004.

Net income of the Financial Services Businesses for the year-ago quarter included $158 million of net realized investment losses and related charges and adjustments, before income taxes. Net income for the year-ago quarter also reflected increases of $16 million in recorded asset values and $39 million in recorded liabilities for which changes in value will ultimately accrue to contractholders. Net income for the year-ago quarter also included a $66 million loss from discontinued operations, net of related taxes.

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from operations before income taxes of $22 million for the fourth quarter of 2005 and income from operations before income taxes of $393 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $126 million in the current quarter and $180 million in the year-ago quarter.

The Closed Block Business reported a net loss for the fourth quarter of 2005 of $13 million, and net income of $261 million for the year-ago quarter.

For the year ended December 31, 2005, the Closed Block Business reported income from operations before income taxes of $482 million, compared to $915 million for 2004.

The Closed Block Business reported net income of $321 million for 2005 and $582 million for 2004.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $364 million for the fourth quarter of 2005 and $578 million for the year-ago quarter, and reported net income of $3.540 billion for the year ended December 31, 2005 and $2.256 billion for 2004.

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Share Repurchases and Issuance

During the fourth quarter of 2005, the company acquired 8.7 million shares of its Common Stock, at a total cost of $624 million. From the commencement of share repurchases in May 2002, through December 31, 2005, the company has acquired 120.0 million shares of its Common Stock at a total cost of $5.389 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance of financial markets and interest rate fluctuations; (2) domestic or international military or terrorist activities or conflicts; (3) volatility in the securities markets; (4) fluctuations in foreign currency exchange rates and foreign securities markets; (5) regulatory or legislative changes, including changes in tax law; (6) changes in statutory or U.S. GAAP accounting principles, practices or policies; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates, or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) reestimates of our

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reserves for future policy benefits and claims; (9) changes in our assumptions related to deferred policy acquisition costs; (10) events resulting in catastrophic loss of life; (11) investment losses and defaults; (12) changes in our claims-paying or credit ratings; (13) competition in our product lines and for personnel; (14) economic, political, currency and other risks relating to our international operations; (15) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; (16) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business; (17) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities; and (18) the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Adjusted operating income, a non-GAAP measure, excludes Realized investment gains (losses), net (other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments). A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our

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ongoing operations. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2004, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 9, 2006 at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4473 (domestic callers) or (612) 234-9960 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on February 9, through February 16, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 813616.

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Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

FINANCIAL HIGHLIGHTS

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,430	$2,181	$10,052	$8,670
Policy charges and fee income	638	633	2,564	2,415
Net investment income	1,810	1,544	6,810	5,728
Asset management fees, commissions and other income	946	852	3,602	3,065

Total revenues	5,824	5,210	23,028	19,878

Benefits and expenses:
Insurance and annuity benefits	2,426	2,197	9,943	8,861
Interest credited to policyholders’ account balances	632	605	2,516	2,220
Interest expense	180	103	568	296
Other expenses	1,772	1,618	6,449	5,985

Total benefits and expenses	5,010	4,523	19,476	17,362

Adjusted operating income before income taxes	814	687	3,552	2,516
Income taxes, applicable to adjusted operating income	290	199	1,120	680

Financial Services Businesses after-tax adjusted operating income (1)	524	488	2,432	1,836

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	(1)	(158)	564	24
Investment gains (losses) on trading account assets supporting insurance liabilities, net	8	16	(33)	(55)
Change in experience-rated contractholder liabilities due to asset value changes	(34)	(39)	(44)	1
Divested businesses	(45)	2	(50)	(33)

Total items excluded from adjusted operating income before income taxes	(72)	(179)	437	(63)
Income taxes, not applicable to adjusted operating income	72	(74)	(412)	(58)

Total items excluded from adjusted operating income, after income taxes	(144)	(105)	849	(5)

Income from continuing operations (after-tax) of Financial Services Businesses
before extraordinary gain on acquisition and cumulative effect of accounting change	380	383	3,281	1,831
Loss from discontinued operations, net of taxes	(3)	(66)	(62)	(99)
Extraordinary gain on acquisition, net of taxes	—	—	—	21
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Net income of Financial Services Businesses	$377	$317	$3,219	$1,674

Direct equity adjustment for earnings per share calculation (2)	19	20	82	84

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$396	$337	$3,301	$1,758

Based on after-tax adjusted operating income	$543	$508	$2,514	$1,920

See footnotes on last page.

FINANCIAL HIGHLIGHTS

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$1.06	$0.96	$4.83	$3.61
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	—	(0.30)	1.08	0.05
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.02	0.03	(0.06)	(0.10)
Change in experience-rated contractholder liabilities due to asset value changes	(0.07)	(0.07)	(0.08)	—
Divested businesses	(0.09)	—	(0.10)	(0.06)

Total items excluded from adjusted operating income, before income taxes	(0.14)	(0.34)	0.84	(0.11)
Income taxes, not applicable to adjusted operating income	0.14	(0.14)	(0.79)	(0.11)

Total items excluded from adjusted operating income, after income taxes	(0.28)	(0.20)	1.63	—

Income from continuing operations (after-tax) of Financial Services Businesses
before extraordinary gain on acquisition and cumulative effect of accounting change	0.78	0.76	6.46	3.61
Income (loss) from discontinued operations, net of taxes	—	(0.12)	(0.12)	(0.19)
Extraordinary gain on acquisition, net of taxes	—	—	—	0.04
Cumulative effect of accounting change, net of taxes	—	—	—	(0.15)

Net income of Financial Services Businesses	$0.78	$0.64	$6.34	$3.31

Weighted average number of outstanding Common shares (diluted basis)	510.2	527.3	520.9	531.2

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,654	$21,209
Per share of Common Stock—diluted	42.70	39.90
Attributed equity excluding unrealized gains and losses on investments	$20,206	$19,561
Per share of Common Stock—diluted	39.85	36.80
Number of diluted shares at end of period	507.1	531.5

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$285	$243	$1,003	$817
Group Insurance	80	54	224	174

Total Insurance Division	365	297	1,227	991

Asset Management	109	90	464	266
Financial Advisory	(204)	(75)	(255)	(245)
Retirement	91	96	498	334

Total Investment Division	(4)	111	707	355

International Insurance	340	219	1,310	917
International Investments	38	34	110	86

Total International Insurance and Investments Division	378	253	1,420	1,003

Corporate and other operations	75	26	198	167

Financial Services Businesses adjusted operating income before income taxes	814	687	3,552	2,516

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	(1)	(158)	564	24
Investment gains (losses) on trading account assets supporting insurance liabilities, net	8	16	(33)	(55)
Change in experience-rated contractholder liabilities due to asset value changes	(34)	(39)	(44)	1
Divested businesses	(45)	2	(50)	(33)

Total items excluded from adjusted operating income before income taxes	(72)	(179)	437	(63)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$742	$508	$3,989	$2,453

See footnotes on last page.

FINANCIAL HIGHLIGHTS

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$27	$19	$83	$97
Universal life	56	59	214	178
Term life	33	28	122	116

Total excluding corporate-owned life insurance	116	106	419	391
Corporate-owned life insurance	2	3	7	14

Total	$118	$109	$426	$405

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,991	$1,357	$7,467	$6,338

Net sales (redemptions)	$489	$(31)	$1,545	$923

Total account value at end of period	$54,769	$51,297

Group Insurance New Annualized Premiums (4):
Group life	$34	$42	$370	$237
Group disability	17	18	154	161

Total	$51	$60	$524	$398

Investment Division:
Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$73.5	$66.0
Institutional customers	134.7	119.2
General account	159.2	152.7

Total Investment Management and Advisory Services	$367.4	$337.9

Mutual Funds and Wrap-Fee Products:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$6,879	$5,172	$26,777	$15,112

Net sales, other than money market	$2,084	$714	$8,735	$1,698

Assets at end of period:
Mutual funds, excluding money markets	$27,579	$26,994
Money markets	3,757	3,692
Wrap-fee products	55,191	41,254

Total	$86,527	$71,940

Retirement Segment Sales:
Full Service:
Gross sales	$3,046	$3,354	$13,006	$11,665

Net withdrawals	$(1,484)	$(724)	$(912)	$(1,422)

Institutional Investment Products:
Gross sales	$785	$1,514	$4,065	$2,951

Net sales (withdrawals)	$(1,449)	$704	$(1,468)	$(909)

International Insurance and Investments Division:
International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$265	$260	$1,179	$945

Constant exchange rate basis	$274	$261	$1,175	$958

See footnotes on last page.

FINANCIAL HIGHLIGHTS

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Closed Block Business Data:
Income Statement Data:
Revenues	$2,063	$2,196	$8,026	$8,231
Benefits and expenses	2,085	1,803	7,544	7,316

Income (loss) from operations before income taxes	(22)	393	482	915
Income taxes	(9)	132	161	333

Closed Block Business net income (loss)	$(13)	$261	$321	$582

Direct equity adjustment for earnings per share calculation (2)	(19)	(20)	(82)	(84)

Earnings available to holders of Class B Stock after direct equity adjustment	$(32)	$241	$239	$498

Net income (loss) per share of Class B Stock	$(16.00)	$120.50	$119.50	$249.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,109	$1,135
Per Share of Class B Stock	554.50	567.50
Attributed equity excluding unrealized gains and losses on investments	$981	$762
Per Share of Class B Stock	490.50	381.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,882	$7,288	$31,708	$28,123
Benefits and expenses	7,162	6,387	27,237	24,755

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	720	901	4,471	3,368
Income tax expense	353	257	869	955

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	367	644	3,602	2,413
Loss from discontinued operations, net of taxes	(3)	(66)	(62)	(99)
Extraordinary gain on acquisition, net of taxes	—	—	—	21
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Consolidated net income	$364	$578	$3,540	$2,256

Net income:
Financial Services Businesses	$377	$317	$3,219	$1,674
Closed Block Business	(13)	261	321	582

Consolidated net income	$364	$578	$3,540	$2,256

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$417.8	$400.8
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment—Investment Management and Advisory Services	$367.4	$337.9
Non-proprietary assets under management	48.1	44.8

Total managed by Investment Division	415.5	382.7
Managed by International Insurance and Investments Division	71.4	77.7
Managed by Insurance Division	44.6	39.1

Total assets under management	531.5	499.5
Client assets under administration	92.5	82.2

Total assets under management and administration	$624.0	$581.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes Realized investment gains (losses), net (other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments), and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; extraordinary gain on acquisition; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well.

Adjusted operating income does not equate to "Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change" as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2005. Single premium business for the company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

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